Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

(Amended and Restated as of June 8, 2017)

FR AFG Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

1. The present name of the Corporation is FR AFG Holdings, Inc. The Corporation filed a Certificate of Incorporation with the Secretary of State of the State of Delaware on November 15, 2012 under the name, “Heavy Metal Holdings, Inc.”. Thereafter, the Corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on December 14, 2012 under the name, ”FR AFG Holdings, Inc.”. Again, thereafter, the Corporation filed a Second Amended and Restated Certificate of incorporation with the Secretary of State of the State of Delaware on December 28, 2015 under the name, “FR AFG Holdings, Inc.” (the “Amended and Restated Certificate”).

2. The Corporation desires to amend and restate in its entirety the Amended and Restated Certificate pursuant to this Third Amended and Restated Certificate of incorporation (this “Certificate”), which was duly adopted in accordance with the provisions of Sections 242, 245 and 303 of the DGCL (as defined below) on June 8, 2017 (the “Emergence Date”).

3. The terms of the Certificate are as follows:

ARTICLE 1

Section 1.01. Name. The name of the Corporation is AFG Holdings, Inc.

ARTICLE 2

Section 2.01. Address. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE 3

Section 3.01. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”).

ARTICLE 4

Section 4.01. Capitalization. The total number of shares of stock that the Corporation shall have authority to issue is 50,100,000 shares, consisting of solely:

(a) 50,000,000 shares of a single class of common stock, par value $0.01 per share (the “Common Stock”): and

(b) 100,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Section 4.02. Common Stock.

(a) Voting Rights. Each share of Common Stock shall be entitled to one vote per share on all matters on which stockholders generally are entitled to vote in person or by proxy. Except as otherwise required in this Certificate or by applicable law, the holders of Common Stock shall vote together as a single class on all matters submitted to a vote of stockholders of the Corporation generally. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of holders of the voting power set forth in Section 8.01 irrespective of the provisions of Section 242(b)(2) of the DGCL. The holders of Common Stock shall not have cumulative voting rights.

(b) Dividends and Distributions. Subject to applicable law and to the preferences applicable to any Preferred Stock outstanding at any time, if any, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Corporation’s Board of Directors (the “Board”) from time to time out of assets or funds of the Corporation legally available therefor.

(c) Liguidation. If the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, the holders of the Common Stock shall be entitled to share ratably in the net assets of the Corporation remaining after payment of all liquidation preferences, if any, applicable to any outstanding Preferred Stock.

Section 4.03. Preferred Stock. The Board is authorized, subject to limitations prescribed by law and the provisions of Section 4.01. Section 4.03 and Section 6.02 to provide for the issuance of the Preferred Stock in series, and by filing a certificate pursuant to the DGCL, to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences and limitations of the shares of each such series. Subject to the foregoing, the authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a) Number. The number of shares constituting that series and the distinctive designation of that series;

(b) Dividends. The dividend rate on the shares of that series;

(c) Voting Rights. Voting rights relative to that series; provided that, to the maximum extent permitted by the DGCL, to the extent such series has voting rights, such series will vote together with the Common Stock as a class on all matters to be voted on by the holder of the Common Stock; and provided, further, that the holders of Preferred Stock shall not have cumulative voting rights;

(d) Redemption. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(e) Rights on Winding up. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(f) Other Rights. Any other relative rights, preferences and limitations of that series.

Section 4.04. Non-Voting Securities. The Corporation shall not issue non-voting equity securities; provided, however, that the foregoing restriction shall (a) have no further force and effect beyond that required under Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of non-voting equity securities is included in this Certificate in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. §1123(a)(6)).

ARTICLE 5

Section 5.01. Board of Directors. Except as otherwise provided in the DGCL, and subject to the terms of the Stockholders’ Agreement of the Corporation, dated as of the Emergence Date (as it may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Stockholders Agreement”), the number of directors will be seven. The business and affairs of the Corporation shall be managed by or under the direction of the Board. Each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal (in accordance with the By-Laws of the Corporation (the “By-Laws”)).

The names of the persons who are to serve as directors, in each case until his successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal, are:

Name:	Address:

Curtis S. Samford	945 Bunker Hill, Suite 500 Houston, TX 77024

Jeffrey K. Quake	945 Bunker Hill, Suite 500 Houston, TX 77024

Evan Middleton	945 Bunker Hill, Suite 500 Houston, TX 77024

Shary Moalemzadeh	945 Bunker Hill, Suite 500 Houston, TX 77024

Peter Campo	945 Bunker Hill, Suite 500 Houston, TX 77024

Scott H. Page	945 Bunker Hill, Suite 500 Houston, TX 77024

Michael Stewart	945 Bunker Hill, Suite 500 Houston, TX 77024

ARTICLE 6

Section 6.01. Action by Written Consent of Stockholders. Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent in writing or by electronic submission to authorize or take such action, provided that prompt notice must be given to all stockholders of the taking of corporate action without a meeting by less than unanimous written consent.

Section 6.02. Preemptive Rights.

(a) Subject to any rights granted by the Board in respect of any Preferred Stock, the Corporation shall not (i) issue or sell, agree to issue or sell, or reserve or set aside for issuance or sale, any shares of capital stock or other equity securities of the Corporation or any of its subsidiaries (including options, warrants and other similar instruments and any securities convertible into or exchangeable therefor) (collectively, the “Preemptive Equity Securities”) or (ii) offer or issue, agree to offer or issue, or reserve or set aside for issuance or sale, any debt or debt securities of the Corporation or any of its subsidiaries where greater than or equal to 25% of such offer or issuance is made to stockholders) of the Corporation or affiliates of such stockholders) (collectively, the “Preemptive Debt Securities” and, together with the Preemptive Equity Securities, the “Preemptive Securities”), unless the Corporation has first offered to sell or issue to each stockholder such stockholder’s Pro Rata Share (as defined below) of the Preemptive Securities, at a price and on such other terms as have been specified by the Corporation in writing delivered to each such stockholder (the “Preemptive Offer”), which Preemptive Offer shall be on terms substantially identical to the terms of the Corporation’s proposed issuance or sale of Preemptive Securities and shall remain open for a period of 10 Business Days from the date it is delivered by the Corporation (the “Preemptive Offer Period”). A right to participate in the Preemptive Offer shall transfer with the transfer of the underlying share of Common Stock.

(b) Notwithstanding the foregoing, Preemptive Securities shall not include (i) options or other equity securities or rights issued pursuant to an employee benefit plan or other incentive plan approved by the Board (including without limitation equity issued pursuant to the Management Incentive Plan entered into on the Emergence Date) or upon the exercise of any such options or other equity securities, (ii) equity securities issued by the Corporation or any of its subsidiaries as direct consideration in connection with the acquisition of another business or person by the Corporation or a subsidiary, whether by merger, purchase of assets or otherwise, (iii) equity securities issued as a result of any split off, reclassification or subdivision with respect to the equity securities of the Corporation, (iv) equity securities issued in a public offering, (v) equity securities issued by any subsidiary of the Corporation to the Corporation or to any other wholly owned subsidiary of the Corporation or, if such subsidiary is a joint venture, to the existing investors in such joint venture on a pro rata basis, (vi) any warrants issued on the Emergence Date or shares of Common Stock issued upon the exercise of any such warrants in respect of which the exercise entitlement has not been modified since such issuance, and (vii) equity securities issued pursuant to the terms of, or upon the exercise of, an equity security that was issued in an issuance subject to preemptive rights pursuant to this Section 6.02 (and in respect of which the issuance or conversion entitlement has not been modified since such issuance) (the foregoing being “Exempt Issuances”). Each stockholder may elect to purchase (or to have its designated affiliate, purchase) all or any portion of such stockholder’s Pro Rata Share of the Preemptive Securities as specified in the Preemptive Offer at the price and on the terms specified therein by delivering written notice of such election to the Corporation as soon as practicable but in any event before the expiration of the Preemptive Offer Period. Any Preemptive Securities not elected to be purchased by the end of the Preemptive Offer Period shall be reoffered for a five-day period by the Corporation on a pro rata basis to the stockholders who have elected to purchase their full Pro Rata Share of the Preemptive Securities. In the event the stockholders fail to exercise in full their preemptive rights as set forth above with respect to the Preemptive Securities, the Corporation shall have 60 days thereafter to sell such remaining Preemptive Securities, at a cash or cash equivalent price that is not less than the price specified in the Preemptive Offer. In the event the Corporation has not sold the remaining Preemptive Securities within such 60-day period, the Corporation shall not thereafter issue or sell any Preemptive Securities without first complying with the first offer rights set forth in this Section 6.02.

(c) Each stockholder’s “Pro Rata Share” of:

(i) Preemptive Equity Securities is the product of (x) the total number of Preemptive Equity Securities and (y) a fraction, the numerator of which is the total number of shares of Common Stock then owned by such stockholder and the denominator of which is the total number of outstanding shares of Common Stock, and

(ii) Preemptive Debt Securities is the product of (x) the total principal amount of Preemptive Debt Securities and (y) a fraction, the numerator of which is the total number of shares of Common Stock then owned by such stockholder and the denominator of which is the total number of outstanding shares of Common Stock.

Section 6.03. Section 203. The Corporation shall not be governed by or subject to Section 203 of the DGCL.

ARTICLE 7

Section 7.01. Limited Liability of Directors. To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of any fiduciary or other duty as a director, provided that this provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit (unless and to the extent the DGCL eliminates this requirement). Neither the amendment nor the repeal of this ARTICLE 7 shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE 7, would accrue or arise, prior to such amendment or repeal.

Section 7.02. Indemnification.

(a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, a “proceeding”), by reason of the fact that he or she is or was a director, an officer, or a Board observer (as contemplated by the Corporation’s By-Laws, a “Board Observer”)of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer, Board Observer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by such indemnitee in connection therewith; provided, however, that with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) in addition to the right to indemnification conferred in Section 7.02(a), an indemnitee shall also have the right to be advanced by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (an “advancement of expenses”); provided, however, that, if DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 7.02(b) or otherwise.

(c) If a claim under Sections 7.02(a) or 7.02(b) is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by the DGCL, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit (i) brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), it shall be a defense that the indemnitee has not met any applicable standard for indemnification set forth under the DGCL, and (ii) brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication with respect to such standard for indemnification. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth under the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE 7 or otherwise shall be on the Corporation,

(d) The rights to indemnification and to the advancement of expenses conferred in this ARTICLE 7 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate, the By-Laws, agreement or otherwise,

(e) The Corporation shall maintain customary insurance at its expense to protect any director, officer or Board Observer of the Corporation or another corporation, partnership, joint venture, trust or other enterprise to the maximum extent of the coverage available for any such director, officer or Board Observer under such policy or policies against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL,

(f) The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this ARTICLE 7 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation,

(g) The rights conferred upon indemnitees in this ARTICLE 7 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, Board observer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this ARTICLE 7 that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Each non-executive indemnitee shall be entitled to the same indemnification rights (including entering into a director indemnification agreement to the extent any other director of the Corporation is or at any time hereafter becomes a party to such an agreement), and coverage under the Corporation’s directors’ and officers’ insurance policies, as other non-executive indemnitees. The Corporation acknowledges that certain non-executive indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by the investment funds and accounts to which such indemnitee provides advisory services (collectively, the “Other Indemnitors”), The Corporation hereby agrees (i) that the Corporation is the indemnitor of first resort (i.e., the Corporation’s obligations to such indemnitee are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such indemnitee are secondary), (ii) that the Corporation shall be required to advance the full amount of expenses incurred by such indemnitee and shall be liable for the full amount of all expenses and losses to the extent legally permitted and as required by the terms of this Certificate and/or the By-Laws, without regard to any rights such indemnitee may have against the Other Indemnitors, and (iii) that the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of such indemnitee with respect to any claim for which such indemnitee has sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitee against the Corporation, The Corporation and such indemnitee agree that the Other Indemnitors are express third party beneficiaries of the terms of this section.

ARTICLE 8

Section 8.01. Amendment. The Corporation reserves the right to amend this Certificate in any manner permitted by the DGCL and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

Section 8.02. Amendment to By-Laws. Subject to any restrictions and requirements set forth in the By-Laws or in this Certificate, the Board is expressly authorized to make, amend, alter, change, add to or repeal the By-Laws without the assent or vote of the stockholders in any manner not inconsistent with the DGCL or this Certificate.

ARTICLE 9

Section 9.01. Forum Selection. The Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL, this Certificate or the By-Laws of the Corporation, or (d) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

Section 9.02. Severability. If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any sentence of this ARTICLE 9 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE 10

Section 10.01. Conflicts. In the event of any conflict between the terms and provisions of this Certificate and those contained in the Stockholders Agreement, the terms and provisions of the Stockholders Agreement shall govern and control, except as provided otherwise by mandatory provisions of the DGCL.

Section 10.02. Corporate Opportunities. The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any stockholder or any partner, member, director, stockholder, employee or agent of any such stockholder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director or stockholder of the Corporation, Any person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this section. None of the alteration, amendment, change and repeal of any provision of this section nor the adoption of any provision of this Certificate or the Stockholders Agreement inconsistent with any provision of this section shall eliminate or reduce the effect of this section in respect of any matter occurring, or any cause of action, suit or claim that, but for this section, would accrue or arise, prior to such alteration, amendment, change, repeal or adoption.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned has executed this Third Amended and Restated Certificate of Incorporation this 8th day of June, 2017.

FR AFG HOLDINGS, INC.

By:	/s/ Curtis Samford
Name: Curtis Samford
Title: President & Chief Executive Officer